Exhibit 10.3

LSF6 MID-SERVICER HOLDINGS

2016 LONG-TERM INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

Section 1.1 Establishment and Purpose. LSF6 Mid-Servicer Holdings, LLC, a Delaware limited liability company (the “Company”) hereby establishes the LSF6 Mid-Servicer Holdings, LLC 2016 Long-Term Incentive Plan (the “2016 LTIP”) as set forth in this document. The purposes of the 2016 LTIP are to reward the creation of long-term Company value through a Monetization Event and to provide motivation to certain executive employees of the Company to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives to such individuals through cash bonus payments. The 2016 LTIP replaces the Company’s existing Long-Term Incentive Plan (the “Prior LTIP”), which Prior LTIP shall be terminated upon the adoption of the 2016 LTIP.

Section 1.2 Effective Date. The 2016 LTIP shall be deemed effective as of December 15, 2016 (the “Effective Date”).

ARTICLE 2

DEFINITIONS

Section 2.1 Administrator. “Administrator” means the individual or individuals from time to time designated by the Company’s Board to administer the 2016 LTIP. The initial Administrator shall be Kyle Volluz. At any time no such Administrator has been so designated, the term “Administrator” shall mean the Company’s Board until such time that no less than one Administrator has been designated by the Company’s Board. In the event that more than one Administrator is designated by the Company’s Board to administer the 2016 IMP, all such Administrators shall be severally and individually authorized to take all actions, and make all determinations, called for hereunder and under any Award Agreement.

Section 2.2 Affiliate. “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c) -2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treas. Reg. section 1.414(c) -2.

Section 2.3 Award Agreement. “Award Agreement” means a written agreement evidencing a Participant’s participation in the 2016 LTIP. An Award Agreement shall be in the form of an agreement to be executed by the Participant and the Administrator on behalf of the Company. The form of Award Agreement is attached here as Exhibit A and the Administrator shall be authorized to make such changes thereto as such Administrator shall deem necessary, advisable, or appropriate.

Section 2.4 Base Equity Value. “Base Equity Value” means one billion dollars ($1.0 billion), as increased from time to time for any additional equity capital invested after the Effective Date, all as determined by the Administrator (and as further adjusted, as appropriate, by the Administrator for any changes in the Company’s or its Affiliates’ capital structure).

Section 2.5 Board. “Board” means the board of directors or other governing authority of the Company or Caliber. In the event that the Company has no Board, then the sole member of the Company shall be deemed to be the Board of the Company for all purposes hereunder and under any Award Agreement.

Section 2.6 Caliber. “Caliber” means Caliber Home Loans, Inc., together with its subsidiaries.

Section 2.7 Cash Return Hurdle. “Cash Return Hurdle” means that cumulative net cash proceeds realized by the Lone Star Funds (taken as a whole) in respect of their equity ownership in the Company (whether from a single or several Monetization Events) equals at least $1 billion.

Section 2.8 Cause. “Cause” means (i) a material breach of any agreement between the Participant and any member of the Company Group, including, without limitation, a material breach by the Participant of the Participant’s obligations under any Award Agreement; (ii) intentional misconduct as an officer or employee of the Company Group (but acts in the nature of bad business judgment shall not be considered “misconduct” for this purpose) or a material violation by the Participant of material written policies of any member of the Company Group or specific written directions of the applicable Board or the person or persons to whom the Participant reports and under whose direction the Participant is subject (other than any such failure resulting from the Participant’s short-term incapacity due to physical or mental illness, and provided further that if the Participant voluntarily terminates his or her employment for Good Reason this type of refusal shall not be deemed a violation of specific written directions for purposes of this clause (ii)); (iii) a material breach of any fiduciary duty which the Participant owes to any member of the Company Group in his capacity as an employee, officer or member of the Board of any such entity; (iv) the conviction or plea of guilty or no contest by the Participant with respect to (A) a felony, (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud or (C) driving under the influence (or any similar or related offense); (N) the use of illicit drugs or other illicit substances or the addiction to licit drugs or other substances; or (vi) an unexplained absence from work for more than ten (10) consecutive days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted).

Notwithstanding the immediately preceding paragraph, the Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to his termination of employment that grounds for termination of his employment for Cause existed at the time of his termination or employment.

Section 2.9 Code. “Code” means the Internal Revenue Code of 1986 as amended from time to time.

Section 2.10 Company. “Company” means LSF6 Mid-Servicer Holdings, LLC, a Delaware limited liability company, and its successors.

Section 2.11 Company Group. “Company Group” means the Company, Caliber, and their respective Subsidiaries.

Section 2.12 [Intentionally Deleted]

Section 2.13 Good Reason. “Good Reason” shall be deemed to exist if, without the Participant’s consent:

(i) there is a material diminution in the duties, responsibilities, or authority, or reporting relationship of the Participant to whom the Participant reports and under whose direction the Participant is subject;

(ii) any member of the Company Group requires the Participant to move his or her principal business location as of the Effective Date to another location, and the distance between the Participant’s former residence and new principal business location is at least fifty (50) miles greater than the distance between the Participant’s residence and former principal business location; or

(iii) there is a reduction in the Participant’s then base salary or incentive bonus target amount, other than a reduction which is part of a general cost reduction affecting at least ninety percent (90%) of similarly situated employees and which does not exceed ten percent (10%) of the Participant’s then base salary and incentive bonus target amount in the aggregate when combined with any such prior reductions.

In each such case of Good Reason, the Participant shall provide the Company with written notice of the grounds for a Good Reason termination, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”). Resignation by the Participant following Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Participant’s termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.

Section 2.14 Incentive Pool. “Incentive Pool” means the recordkeeping account established and maintained on the books of the Company pursuant to the 2016 LTIP.

Section 2.15 Lone Star Funds. “Lone Star Funds” means Lone Star Fund V (U.S.), L.P. and Lone Star Fund VI (U.S.), L.P. and their respective affiliates.

Section 2.16 Monetization Event. “Monetization Event” means (i) the Company is converted, merged, consolidated or reorganized into or with another unrelated corporation or other legal person and, immediately after such conversion, merger, consolidation, or reorganization, less than a majority or the combined voting power of the then-outstanding equity securities of such corporation or other legal person immediately after such transaction are held in the aggregate by the holders of voting equity securities of the Company (or an Affiliate) immediately prior to such transaction; (ii) (A) the members of the Company sell, transfer or exchange more than 50% of the combined voting power of the then-outstanding equity securities of the Company or its Subsidiaries to an unrelated third party, or (B) the Company or its Subsidiaries sell, transfer or exchange more than 50% in value of their aggregate assets to any other unrelated entity or other legal person, and less than a majority of the combined voting power of the then-outstanding equity securities of such entity or person immediately after such sale are held in the aggregate by the holders of voting securities of the Company (or an Affiliate) immediately prior to such sale; (iii) a firm commitment underwritten public offering that is registered under the Securities Act of 1933 (a “Public Offering”), as amended, of the equity interests of the Company, a Subsidiary or a respective successor entity where either (A) the members’ interest in the voting securities of the Company, Subsidiary or a respective successor entity, as applicable, is reduced to below 50% as a result of such Public Offering or (B) the Administrator determines, in its sole and absolute discretion, that such Public Offering constitutes a Monetization Event for purposes of the 2016 LTIP; or (iv) the payment by the Company of any dividends or distributions to the holders of its membership interests (whether pursuant to a regular dividend, extraordinary dividend, non-dividend distribution, redemption, recapitalization, or otherwise) (any event listed in the preceding clause (iv) being herein referred to as a “Cash Distribution”); provided that in each case (i) – (iv) above all of the conditions set forth in the applicable Award Agreement are met.

Section 2.17 [Intentionally Deleted]

Section 2.18 Participant. “Participant” means any employee of the Company Group who executes an Award Agreement pursuant to the 2016 LTIP in his or her individual capacity and not as Administrator.

Section 2.19 Subsidiary. “Subsidiary” means any entity in an unbroken chain of entities beginning with the original entity, if each of the entities other than the last entity in the unbroken chain owns equity possessing 50% or more of the total combined voting power in one of the other entities in such chain.

The terms defined in Sections 1.1 and 1.2 above shall have the meanings given to them in such Sections.

ARTICLE 3

ADMINISTRATION AND

INCENTIVE POOL ESTABLISHMENT

Section 3.1 Plan Administration. The 2016 LTIP shall be administered by the Administrator. The Administrator shall have total and exclusive responsibility to control, operate, manage and administer the 2016 LTIP in accordance with its terms. The Administrator shall have all the authority and discretion that may be necessary or helpful to enable it to discharge its responsibilities with respect to the 2016 LTIP. Without limiting the generality of the preceding sentence, the Administrator shall have the exclusive right to: (i) interpret the 2016

LTIP; (ii) determine eligibility for participation in the 2016 LTIP; (iii) decide all questions concerning eligibility for, and the amount of, amounts payable under the 2016 LTIP; (iv) construe any ambiguous provision or the 2016 LTIP; (v) correct any defect, supply any omission or reconcile any inconsistency in the 2016 LTIP; (vi) issue administrative guidelines as an aid to administering the 2016 LTIP and make changes in such guidelines as the Administrator from time to time deems proper; (vii) make regulations for carrying out the 2016 LTIP and make changes in such regulations as the Administrator from time to time deems proper; (viii) to the extent permitted under the 2016 LTIP, grant waivers of 2016 LTIP terms, conditions, restrictions and limitations; (ix) accelerate vesting under the 2016 LTIP; (x) grant Award Agreements and awards in replacement of the 2016 LTIP, awards previously granted under the Prior LTIP or awards granted under any other employee benefit plan or the Company, provided that such action shall not cause any Award Agreement or the 2016 LTIP to violate the requirements of Internal Revenue Code section 409A applicable thereto; (xi) engage legal or other counsel and (xii) take any and all other actions the Administrator deems necessary or advisable for the proper operation or administration of the 2016 LTIP, The Administrator shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the 2016 LTIP, including, without limitation, its construction of the terms of the 2016 LTIP and its determination of eligibility for participation and awards under the 2016 LTIP. The decisions of the Administrator and its actions with respect to the 2016 LTIP shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the 2016 LTIP, including Participants and their respective estates, beneficiaries and legal representatives.

Section 3.2 Liability and Indemnification. No Administrator (or member thereof, if applicable) shall be personally liable for any action, interpretation or determination made in good faith with respect to the 2016 LTIP or the Prior LTIP, and the Administrator (and each member thereof, if applicable) shall be fully indemnified, defended and otherwise protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.

Section 3.3 Incentive Pool. For 2016 LTIP recordkeeping purposes, the Company shall establish and maintain on its books an account to be known as the Incentive Pool. Amounts shall be credited to the Incentive Pool at the time of a Monetization Event, in accordance with the following provisions:

(a) No amounts shall be credited to the Incentive Pool until the Cash Return Hurdle has been achieved.

(b) From and after the date on which the Cash Return Hurdle has been achieved, the Incentive Pool shall be funded with an amount equal to 10% of the excess cumulative net cash proceeds realized by the Lone Star Funds (taken as a whole) in respect of their equity ownership in the Company (whether from a single or several Monetization Events) over the Cash Return Hurdle.

(c) The Incentive Pool metrics on set forth above (and thus the amount to be credited to the Incentive Pool) shall be adjusted as appropriate to account for any additional equity invested in the Company, any Company dividends paid, and any other changes in the capital structure of the Company negotiated on an arms’ length basis. The preceding sentence shall also apply to events involving an Affiliate, as the Administrator determines is appropriate.

Section 3.4 Pool Units. Interests in the Incentive Pool shall be granted in the form of bookkeeping units (each such interest, a “Pool Unit”). The maximum aggregate number of interests in the Incentive Pool that may be granted under the 2016 LTIP is 1,000,000.

ARTICLE 4

GRANT AND VESTING OF POOL UNITS

Section 4.1 Grant. Solely for the purpose of determining the amount of an incentive bonus to be paid to Participant under the 2016 LTIP, the Administrator shall enter into an Award Agreement with each Participant which shall grant to such Participant the number of Pool Units that is set forth in such Award Agreement.

Section 4.2 Vesting of Participant’s Pool Units. Pool Units granted to Participants shall vest and be forfeited as set forth in the applicable Award Agreement.

ARTICLE 5

INCENTIVE POOL PAYMENTS

Section 5.1 Amount of Incentive Pool Payments. The value of the benefit to be paid to or with respect to Participant pursuant to this Article 5 shall be determined as of the closing date of each Monetization Event which results in the Cash Return Hurdle being achieved (subject, in every case, to the provisions of Section 3.3) by (a) dividing the number of the Participant’s Pool Units by 1,000,000, (b) multiplying the quotient obtained in Section 5.1(a) by the applicable amount credited to the Incentive Pool pursuant to Section 3.3 hereof, and (c) subtracting from the product obtained in Section 5.1(b) all prior payments made to the Participant pursuant to this Section 5.1. Notwithstanding anything to the contrary contained herein or in any Award Agreement, no payments under the 2016 LTIP shall be made to any Participant in respect of any Pool Units that have not been granted.

Section 5.2 Time and Form of Payment. Participant’s benefit under this Article 5 shall be paid to Participant in cash within 60 days after the closing of a Monetization Event which results in the Cash Return Hurdle being achieved, subject, in every case, to the provisions of Section 3.3.

Section 5.3 Beneficiaries. Any amount payable under this Agreement after Participant’s death shall be paid when otherwise due hereunder to the beneficiary or beneficiaries (Participant’s “Beneficiary”) designated in accordance with the provisions of this Agreement. Such designation of Participant’s Beneficiary shall be made in writing on a form prescribed by and filed with the Administrator, and shall remain in effect until changed by Participant by the filing of a new beneficiary designation form with the Administrator. If Participant fails to so designate a Beneficiary, or in the event all of the individuals designated as Participant’s Beneficiary are individuals who predecease Participant, any remaining amount payable under this Agreement shall be paid to Participant’s estate when otherwise due hereunder.

Section 5.4 Facility of Payment. If the Company shall find that Participant or Participant’s Beneficiary is unable to care for his or her affairs because of illness or accident or is unable to execute a proper receipt for the payment of any amount payable under this Agreement, the Company may make payment to a relative or other proper person for the benefit of Participant or Participant’s Beneficiary. To the extent permitted by law, the payment to a person in accordance with the paragraph shall fully discharge the Company’s obligation to pay any amount due under this Agreement. The decision of the Administrator shall in each case be binding upon all persons in interest, and neither the Company nor the Administrator shall be under any duty to see to the proper application of such funds.

ARTICLE 6

MISCELLANEOUS

Section 6.1 No Guarantee of Employment. Nothing in the 2016 LTIP or in a related Award Agreement shall confer upon Participant any right to continue in the employ or the Company or any Affiliate or interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time and for any reason.

Section 6.2 No Joint Venture. The 2016 LTIP and a related Award Agreement shall not be considered to create a joint venture between any Participant and the Company or to provide a Participant with any ownership interest in the Company or any right or interest with respect to the earnings and profits or assets of the Company.

Section 6.3 Pool Unit Not Salary. Neither the grant of Pool Units nor any payment to be made with respect thereto shall be deemed salary or other compensation to a Participant for the purpose of computing benefits to which a Participant may be entitled under any severance arrangement, retirement plan, employment agreement or other similar arrangement that the Company may now or hereafter have or adopt.

Section 6.4 No Funding. The 2016 LTIP constitutes a mere promise by the Company to make payments in accordance with the terms hereof, and each Participant shall have the status of a general unsecured creditor of the Company. The 2016 LTIP is unfunded and nothing herein will be construed to set aside any assets of the Company or to give any Participant any rights to any specific assets of the Company.

Section 6.5 Amendment and Cancellation. The Administrator may amend the terms of the 2016 LTIP and/or any Award Agreement, but no such amendment shall adversely affect in any material way a Participant’s rights under the 2016 LTIP without the prior written consent of such Participant. The Administrator may, with a Participant’s written consent, cancel an Award Agreement granted under the 2016 LTIP in exchange for a new award under the 2016

Section 6.6 Withholding Taxes. The Company or an Affiliate shall have the right to require a Participant to remit to the Company or such Affiliate, or to withhold from other amounts payable to Participant, as compensation or otherwise, any amount required to satisfy all federal, state and local income and employment tax withholding requirements.

Section 6.7 Notices. All notices and other communications under the 2016 LTIP shall be in writing (including electronically) and shall be given in person or by either personal delivery, personal email with return receipt requested, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, emailed, or three days after mailing first class, certified or registered with return receipt requested.

Section 6.8 Entire Plan. The 2016 LTIP supersedes any and all other agreements either oral or written, between the parties hereto with respect to the subject matter hereof. In addition, it shall be a condition to participating in the 2016 LTIP that a Participant waive all rights and benefits the Participant may have had under the Prior LTIP. In no event shall any Participant be entitled to payment under the 2016 LTIP and the Prior LTIP.

Section 6.9 Severability and Waiver. If any provision contained in the 2016 LTIP shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; the 2016 LTIP shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically by the parties as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision. Waiver by any party of any breach of the 2016 LTIP or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Section 6.10 Modifications. No change or modification of the 2016 LTIP shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition be so binding, unless such change or modification or waiver shall be in writing and signed by the Company. No such change or modification to the 2016 LTIP shall apply to outstanding Award Agreements except to the extent necessary to confirm the terms of the 2016 LTIP to the requirements of Internal Revenue Code Section 409A or other applicable tax laws.

Section 6.11 Binding Effect. The 2016 LTIP shall be binding upon and inure to the benefit of (i) each Participant and Participant’s executors, administrators, personal representatives and heirs, and (ii) the Company, its successors and assigns.

Section 6.12 Headings and Interpretation. Headings are for convenience only and arc not deemed to be part of the 2016 LTIP. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of the 2016 LTIP.

Section 6.13 No Guarantee of Tax Consequences. No person connected with the 2016 LTIP in any capacity, including, but not limited to, the Company or any Affiliate and their respective members, partners, directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any award granted to or for the benefit of any Participant or that such tax treatment will apply to or be available to a Participant. Each Participant should consult with such Participant’s own tax advisor to determine the tax consequences to such Participant that are associated with participating in the 2016 LTIP.

Section 6.14 Participant Acknowledgments. Each Participant acknowledges by accepting an Award Agreement that such Participant has reviewed the 2016 LTIP and agrees to be bound by the terms and provisions hereof. Such Participant further acknowledges that such Participant has been advised to consult with such Participant’s own attorney, financial advisor and tax advisor concerning the legal, financial and tax matters associated with participating in the 2016 LTIP. Each Participant further acknowledges by accepting an Award Agreement that such Participant has waived all rights to any payments or benefits under the Prior LTIP.

Section 6.15 Governing Law. The 2016 LTIP shall be construed in accordance with and governed in all respects by the laws of the State of Texas.

Section 6.16 Assignment. The 2016 LTIP and any related Award Agreement is not assignable by any Participant without the prior written consent of the Company, and any attempted assignment without such consent shall be void ab initio. No right or interest of any Participant under the 2016 LTIP and any related Award Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of Participant. The Company shall be permitted to assign the 2016 LTIP and any related Award Agreement to Caliber or any of its Subsidiaries. Notwithstanding anything herein to the contrary, the 2016 LTIP and the obligations hereunder (and under any Award Agreement) shall be the sole liability of the Company and no other member of the Company Group or any Affiliate shall have any liability to any Participant as a result of the 2016 LTIP or any Award Agreement, unless and until any assignment thereof is effectuated pursuant to the immediately preceding sentence of this Section 6.16, and, upon any such assignment, the Company shall be automatically and totally released from any and all of its obligations hereunder and under the related Award Agreements.

Section 6.17 Compliance With Code Section 409A. The compensation payable to or with respect to any Participant pursuant to the 2016 LTIP is intended to be compensation that is not subject to the tax imposed by Internal Revenue Code section 409A, and the 2016 LTIP shall be administered and construed to the fullest extent possible to reflect and implement such intent.

Section 6.18 Excess Parachute Payments.

(a) Notwithstanding any other provision of the 2016 LTIP to the contrary, if any payment or benefit by or from the Company or any of its Affiliates to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of the 2016 LTIP or otherwise (all such payments and benefits being collectively referred to herein as the “Payments”), would be subject to the Excise Tax (as defined in Section 6.18(h)), then the following provisions of this Section 6.18 shall apply.

(b) Prior to the consummation of any transaction that would or may result in any of the Payments payable or distributable to a Participant being subject to the Excise Tax, if the Company is or will be a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code immediately before the consummation of such transaction, then such Participant shall have the right (but not the obligation) to enter into a written agreement with the Company and/or its Affiliates, as applicable (each, a “Waiver”), providing that (i) such Participant waives such Participant’s right to receive some or all of such Payments (the “Waived Payments”) so that all Payments (other than the Waived Payments) applicable to such Participant shall not be deemed to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and would not be subject to the Excise Tax, and (ii) such Participant accepts in substitution for such Waived Payments the right to receive such Waived Payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such Waiver shall identify the specific Waived Payments and shall provide that if such stockholder approval is not obtained, such Waived Payments shall not be paid to such Participant and such Participant shall have no right or entitlement with respect thereto. As promptly as practicable after such Waiver is entered into between such Participant and the Company and/or its Affiliates, as applicable, but in any event prior to the consummation of any such transaction, the Company shall use its best efforts to obtain such stockholder approval (in a manner that complies with Section 280G(b)(5)(B) of the Code) of the Waived Payments that have been conditioned in such Waiver on the receipt of such stockholder approval.

(c) If, and to the extent that, such a Participant does not enter into a Waiver, then except as otherwise provided in Section 6.18(d), the Payments shall be reduced (but not below zero) or eliminated (all as further provided for in Section 6.18(e)) to the extent the Independent Tax Advisor (as defined in Section 6.18(g)) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

(d) Notwithstanding the provisions of Section 6.18(c), if the Independent Tax Advisor reasonably determines that a Participant would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (including all applicable federal, foreign, state, and local income, employment and other applicable taxes and the Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 6.18(c), then no such reduction shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

(e) For purposes of determining which of Section 6.18(c) and Section 6.18(d) shall be given effect, the determination of which Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Section 6.18(e)(i) through (iii), in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 6.18(e)(iii)):

(i) by first reducing or eliminating the portion of the Payments otherwise due which are not payable in cash (other than that portion of the Payments subject to Section 6.18(e)(iii));

(ii) then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Section 6.18(e)(iii)); and

(iii) then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first.

(f) The Independent Tax Advisor shall provide its determinations with respect to a Participant, together with detailed supporting calculations and documentation, to the Company and such Participant for their review. The determinations of the Independent Tax Advisor under this Section 6.18 shall, after due consideration of the Company’s and such Participant’s comments with respect to such determinations and the interpretation and application of this Section 6.18, be -final and binding on the Company and such Participant absent manifest error. The Company and such Participant shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 6.18.

(g) For purposes of this Section 6.18, “Independent Tax Advisor” means a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to a Participant (a Participant’s acceptance not to be unreasonably withheld, delayed or conditioned), and all of whose fees and disbursements shall be paid by the Company.

(h) As used in this Section 6.18, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

Section 6.19 Other. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to grant cash bonus award opportunities outside the 2016 LTIP (“Incentive Bonuses”), which become payable upon the occurrence of the Monetization Events set forth herein and which shall be deemed to be paid in respect of outstanding Pool Units under the 2016 LTIP, subject to the maximum number of Pool Units set forth in Section 3.4, for purposes of calculating any payments from the Incentive Pool.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has executed this Plan as of December 15, 2016, but to be effective as of the Effective Date.

COMPANY:

LSF6 MID-SERVICER HOLDINGS, LLC

By:	/s/ Kyle Volluz
Name:	Kyle Volluz
Title:	President

Exhibit A

Form of Award Agreement

LSF6 MID-SERVICER HOLDINGS

LONG TERM INCENTIVE PLAN

AWARD AGREEMENT

This AWARD AGREEMENT (this “Agreement”) is made as of                     , 2016, by and between LSF6 Mid-Servicer Holdings, LLC, a Delaware limited liability company (the “Company”), and                      (“Participant”).

WHEREAS, the Company maintains the LSF6 Mid-Servicer Holdings, LLC Long Term Incentive Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Administrator has determined that Participant is eligible to participate in the Plan; and

WHEREAS, pursuant to the Plan, the Administrator has approved the grant to Participant of an award of Pool Units pursuant to the Plan, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:

1.

Incorporation of Plan. Participant hereby acknowledges that Participant has been provided with a copy of the Plan. The terms and conditions of the Plan, as the same may be amended from time to time, are hereby incorporated by reference into this Agreement. Should there be any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall govern. The interpretation and construction by the Administrator of the Plan, this Agreement, the Award and such rules and regulations as may be adopted by the Administrator for the purpose of administering the Plan shall be final and binding upon Participant. Unless specifically defined herein, each capitalized term used herein shall have the meaning ascribed to such term in the Plan, provided, however, that if Participant has executed an employment agreement with the Company or any Subsidiary, then, the terms “Cause” and “Good Reason” shall have the meanings given to them in such employment agreement.

2.

[Termination of Participation in Prior LTIP. Participant acknowledges and agrees that in consideration for the Award provided hereunder, Participant hereby waives any rights to payments or benefits under the Prior LTIP and that certain Award Agreement, dated                     , between Participant and the Company entered into thereunder, which Award Agreement shall be deemed null and void and of no further force or effect.]

3.

Grant of Award; Certain Terms and Conditions. Effective as of the date first set forth above (the “Grant Date”), the Company hereby grants to Participant, and Participant hereby accepts, an award of                      Pool Units (the “Pool Units”), which Pool Units shall be subject to all of the terms and conditions set forth in the Plan and this Agreement (the “Award”).

4.	Vesting, Forfeiture and Settlement of Pool Units.

(a)	Vesting. Subject to his or her continuous employment by the Company or a Subsidiary through such date: .

(b)

Forfeiture of Pool Units. Participant shall immediately forfeit all Pool Units (whether then vested or unvested) on the earlier to occur of: (i) the date of Participant’s termination of employment with the Company and its Subsidiaries for Cause; or (ii) the third anniversary of the Grant Date (or, if later, Participant’s termination of employment for any reason) in the event that any Pool Units remain outstanding and/or Participant remains entitled to any payment in respect of any Pool Units granted hereunder on the third anniversary of the Grant Date. Participant shall immediately forfeit all unvested Pool Units upon the earlier to occur of: (x) the date that is six months following Participant’s termination of employment by the Company or a Subsidiary due to Participant’s death (as determined by the Administrator); or (y) the date on which Participant experiences any other termination of employment with the Company and its Subsidiaries. Notwithstanding any forfeiture of Pool Units as described in this Section 4(b), Participant shall remain entitled to all payments (if any) due to Participant under the Plan and this Agreement in connection with any Monetization Event occurring on or prior to the date of such forfeiture of the Pool Units.

(c)

Payment. In the event that a Monetization Event occurs that results in amounts being credited to the Incentive Pool, Participant shall be entitled to payment in respect of his then outstanding Pool Units in accordance with the terms and conditions of this Agreement and Section 5 of the Plan.

5.	Binding Arbitration.

(a)

Generally. Participant and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Participant and the Company or any of its Subsidiaries, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Dallas, Texas.

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(b)

Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c)

Fees and Expenses. Except as otherwise provided in this Agreement, the Plan or by applicable law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear the fees and expenses of its own attorney.

(d)

Confidentiality. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 5, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)

Waiver. Participant acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Participant hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f)

Acknowledgment. Participant acknowledges that before agreeing to participate in this Agreement, Participant has had the opportunity to consult with any attorney or other advisor of Participant’s choice, and that this provision constitutes advice from the Company to do so if Participant chooses. Participant further acknowledges that Participant has agreed to participate in this Agreement of Participant’s own free will, and that no promises or representations have been made to Participant by any person to induce Participant to participate in this Agreement other than the express terms set forth herein. Participant further acknowledges that Participant has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 5.

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6.

No Guarantee of Employment. Nothing in this Agreement or the Plan shall confer upon Participant any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time and for any reason.

7.

No Joint Venture. This Agreement and the Plan shall not be considered to create a joint venture between Participant and the Company or to provide Participant with any ownership interest in the Company or any right or interest with respect to the earnings and profits or assets of the Company except for payments payable pursuant to this Agreement and the Plan.

8.

Pool Unit Not Salary. Neither the grant of Pool Units nor any payment to be made with respect thereto shall be deemed salary or other compensation to Participant for the purpose of computing other benefits to which Participant may be entitled under any severance arrangement, retirement plan, employment agreement or other similar compensation arrangement that the Company may now or hereafter have or adopt.

9.

Amendment and Cancellation. The Administrator may amend the terms of this Agreement or the Plan, but no such amendment shall adversely affect in any material way a Participant’s rights under this Agreement or the Plan without the prior written consent of Participant. The Administrator may, with a Participant’s written consent, cancel this Agreement in exchange for a new award under the Plan.

10.

Withholding Taxes. The Company or an Affiliate shall have the right to require Participant to remit to the Company or such Affiliate, or to withhold from other amounts payable to Participant, as compensation or otherwise, any amount required to satisfy all federal, state and local income and employment tax withholding requirements.

11.

Notices. All notices and other communications under this Agreement and the Plan shall be in writing (including electronically) and shall be given in person or by either personal delivery, personal email with return receipt requested, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, emailed, or three days after mailing first class, certified or registered with return receipt requested.

12.	Entire Agreement. This Agreement and the Plan supersede any and all other agreements either oral or written, between the parties hereto with respect to the subject matter hereof.

13.

Severability and Waiver. If any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall

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not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically by the parties as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

14.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of (i) Participant and Participant’s executors, administrators, personal representatives and heirs, and (ii) the Company, its successors and assigns.

15.

Headings and Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

16.

No Guarantee of Tax Consequences. No person connected with this Agreement in any capacity, including, but not limited to, the Company or Affiliate and their respective members, partners, directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any award granted to or for the benefit of Participant or that such tax treatment will apply to or be available to Participant. Participant should consult with Participant’s own tax advisor to determine the tax consequences to Participant that are associated with participating in the Agreement.

17.

Participant Acknowledgments. Participant acknowledges by accepting this Agreement and the Award that Participant has reviewed this Agreement and the Plan and agrees to be bound by the terms and provisions hereof and thereof. Participant further acknowledges that Participant has been advised to consult with Participant’s own attorney, financial advisor and tax advisor concerning the legal, financial and tax matters associated with participating in this Agreement and the Plan.

18.	Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Texas.

19.

Assignment. This Agreement is not assignable by any Participant without the prior written consent of the Company, and any attempted assignment without such consent shall be void ab initio. No right or interest of Participant under this Agreement and/or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of Participant. The Company shall be permitted to assign the Plan and this Agreement to any member of the Company Group or to another Affiliate. Notwithstanding anything herein to the contrary, this Agreement and the obligations

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hereunder shall be the sole liability of the Company and no other member of the Company Group or any Affiliate shall have any liability to Participant as a result of this Agreement, unless and until any assignment thereof is effectuated pursuant to the immediately preceding sentence of this Section 19, and, upon any such assignment, the Company shall be automatically and totally released from any and all of its obligations hereunder and under the Plan.

20.

No Funding. The Plan and this Agreement constitute a mere promise by the Company to make payments in accordance with the terms hereof, and the Participant shall have the status of a general unsecured creditor of the Company. The Plan and this Agreement are unfunded and nothing herein will be construed to set aside any assets of the Company or to give the Participant any rights to any specific assets of the Company.

21.

Compliance With Code Section 409A. The compensation payable to or with respect to any Participant pursuant to this Agreement is intended to be compensation that is not subject to the tax imposed by Internal Revenue Code Section 409A, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

[signature page follows]

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IN WITNESS WHEREOF, each of the Company and Participant has executed this Agreement as of the day and year first above written.

LSF6 MID-SERVICER HOLDINGS, LLC

By:
Name:
Title:

PARTICIPANT:

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